Exhibit 99.1

	CONTACT:	Charles F. Willis
Chief Executive Officer
NEWS RELEASE		(415) 408-4700

Willis Lease Finance Announces Donald Nunemaker to Retire in 2016

Novato, CA, —November 12, 2015 — Willis Lease Finance Corporation (Nasdaq: WLFC) announced today that Donald A. Nunemaker plans to retire as President, effective March 31, 2016 or shortly thereafter.

“Since joining Willis Lease in 1997, Don has made many significant contributions to the growth and development of the Company,” said Charles F. Willis, Chairman and CEO.  “We have grown from just under $157 million to nearly $1.3 billion in assets over the last eighteen years, and Don’s hard work is evident in the strength and scope of our franchise today.  We had a great run together and I wish him all the best in his well-deserved retirement.”

Mr. Nunemaker has worked for Willis Lease for 18 years and has served in a variety of positions including, previously, Chief Administrative Officer, Chief Financial Officer, Chief Operating Officer, as well as a Director on the Willis Lease Board and, for the past five years, President.

Mr. Nunemaker’s involvement in the equipment leasing industry began in 1973 and, prior to joining Willis Lease, he held executive management positions at Lease Partners, Inc., Concord Asset Management, Inc., Banc One Leasing, Inc. and Chase Manhattan Leasing Company, Inc.  Throughout the years, he has been a frequent speaker at many aviation industry conferences and events.

The Company has engaged Korn Ferry to conduct an international search to identify potential successor candidates for a new President.

About Willis Lease Finance

Willis Lease Finance Corporation leases large and regional spare commercial aircraft engines, auxiliary power units and aircraft to airlines, aircraft engine manufacturers and maintenance, repair and overhaul providers in 120 countries. These leasing activities are integrated with engine and aircraft trading, engine lease pools supported by cutting edge technology, as well as various end-of-life solutions for aircraft, engines and aviation materials provided through its subsidiary, Willis Aeronautical Services, Inc.

Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties.  Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees.  Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them.  Our actual results may differ materially from the results discussed in forward-looking statements.  Factors that might cause such a difference include, but are not limited to: the effects on the airline industry and the global economy of events such as terrorist activity, changes in oil prices and other disruptions to the world markets; trends in the airline industry and our ability to capitalize on those trends, including growth rates of markets and other economic factors; risks associated with owning and leasing jet engines and aircraft; our ability to successfully negotiate equipment purchases, sales and leases, to collect outstanding amounts due and to control costs and expenses; changes in interest rates and availability of capital, both to us and our customers; our ability to continue to meet the changing customer demands; regulatory changes affecting airline operations, aircraft maintenance, accounting standards and taxes; the market value of engines and other assets in our portfolio; and risks detailed in the Company’s Annual Report on Form 10-K/A and other continuing reports filed with the Securities and Exchange Commission.

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Note: Transmitted on Globenewswire on November  12, 2015, at 6:00 a.m. PST.